Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANCE ONE INTERNATIONAL, INC.

(Exact name of registrant, as specified in its charter)

Virginia	54-1746567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (919) 379-4300

AMENDED AND RESTATED ALLIANCE ONE INTERNATIONAL, INC. 2007 INCENTIVE PLAN

(Full title of the plan)

William L. O’Quinn, Jr.

Senior Vice President - Chief Legal Officer and Secretary

Alliance One International, Inc.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Name and address of agent for service)

(919) 379-4300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock (no par value)	560,000(1)	$21.065(2)	$11,796,400(2)	$1,371

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also relates to an indeterminate number of additional shares of common stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.
(2)	In accordance with Rule 457(h)(1) of the Securities Act, the price for the shares is computed on the basis of the average high and low prices for the common stock of Alliance One International, Inc. on August 19, 2015 as reported on the New York Stock Exchange.

INCORPORATION BY REFERENCE

The registration statement registers 560,000 additional shares of common stock of Alliance One International, Inc. (the “Corporation”), under the Amended and Restated Alliance One International 2007 Incentive Plan (the “Plan”). Shares for this Plan have previously been registered on Form S-8 (Registration Nos. 333-153021 and 333-161596), the contents of which are hereby incorporated by reference.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document (which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

As disclosed in Note 8 to the unaudited interim condensed consolidated financial statements included in the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as amended by Amendment No. 1 on Form 10-Q/A filed on August 6, 2015 (collectively, the “June 2015 Form 10-Q”), after the close of business on June 26, 2015, the Corporation’s approved 1-for-10 reverse stock split of its common stock became effective. As a result, every 10 shares of the Corporation’s common stock outstanding were combined into one share of the Corporation’s common stock, reducing the number of outstanding shares of the Corporation’s common stock at June 26, 2015 from approximately 88.6 million shares to approximately 8.9 million shares. This change did not affect any shareholder’s rights. No fractional shares were issued in connection with the reverse stock split. Instead, the Corporation issued one full share of the post-reverse stock split common stock to any shareholder who would have been entitled to receive a fractional share as a result of the reverse stock split. Each common shareholder holds the same percentage of the outstanding common stock immediately following the reverse split as that shareholder did immediately prior to the reverse split, except for minor adjustments due to the additional net share fraction issued as a result of the treatment of fractional shares. Shares available to be issued under the Plan, and the amount and exercise price, if any, of awards outstanding under the Plan, have been appropriately adjusted in accordance with the terms of the Plan to reflect this reverse stock split.

As disclosed in Note 7 to the unaudited interim condensed consolidated financial statements included in the June 2015 Form 10-Q, beginning April 1, 2015, the Corporation has retroactively revised its reportable segments to North America and Other Regions, which revision of reportable segments did not impact consolidated results of operations.

Financial information for periods included in reports incorporated by reference into this registration statement, other than the June 2015 Form 10-Q, have not been recast to reflect the revised reporting segments or reverse stock split as management of the Corporation has concluded that this change in reportable segments and the reverse stock split are not material changes in the Corporation’s affairs.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on August 21, 2015.

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ Joel L. Thomas
Joel L. Thomas
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ J. Pieter Sikkel J. Pieter Sikkel	President, Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2015

/s/ Joel L. Thomas Joel L. Thomas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 21, 2015

/s/ Nichlas A. Fink Nichlas A. Fink	Vice President-Controller and Chief Compliance Officer (Principal Accounting Officer)	August 21, 2015

/s/ Jeffrey A. Eckmann Jeffrey A. Eckmann*	Director	August 21, 2015

/s/ Joyce L. Fitzpatrick Joyce L. Fitzpatrick*	Director	August 21, 2015

/s/ C. Richard Green, Jr. C. Richard Green, Jr.*	Director	August 21, 2015

/s/ Carl L. Hausmann Carl L. Hausmann*	Director	August 21, 2015

/s/ Nigel G. Howard Nigel G. Howard*	Director	August 21, 2015

/s/ Mark W. Kehaya Mark W. Kehaya*	Director	August 21, 2015

/s/ John D. Rice John D. Rice*	Director	August 21, 2015

/s/ Norman A. Scher Norman A. Scher*	Director	August 21, 2015

/s/ Martin R. Wade III Martin R. Wade III*	Director	August 21, 2015

*	By:	/s/ Joel L. Thomas
(Joel L. Thomas, Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Alliance One International, Inc. 2007 Incentive Plan, incorporated by reference to Appendix A to the definitive proxy statement of Alliance One International, Inc. filed on July 11, 2011 (SEC File No. 001-3684)

4.2	Amended and Restated Articles of Incorporation of Alliance One International, Inc., as amended, incorporated by reference to Exhibit 3.01 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (SEC File No. 001-3684)

4.3	Amended and Restated Bylaws of Alliance One International, Inc. incorporated by reference to Exhibit 3.2 to Alliance One International, Inc.’s Current Report on Form 8-K, filed June 29, 2015 (SEC File No. 001-13684)

4.4	Form of certificate of common stock of Alliance One International, Inc., incorporated by reference to Exhibit 4.1 to Alliance One International, Inc.’s Current Report on Form 8-K, filed June 29, 2015 (SEC File No. 001-13684)

5	Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney of Jeffrey A. Eckmann

24.2	Power of Attorney of Joyce L. Fitzpatrick

24.3	Power of Attorney of C. Richard Green, Jr.

24.4	Power of Attorney of Carl L. Hausmann

24.5	Power of Attorney of Nigel G. Howard

24.6	Power of Attorney of Mark W. Kehaya

24.7	Power of Attorney of John D. Rice

24.8	Power of Attorney of Norman A. Scher

24.9	Power of Attorney of Martin R. Wade III